Exhibit 99.2

Press contact:

Julia Young

ICR, Inc.

FivePR@icrinc.com

203-682-8200

Investor Contact:

Farah Soi / Caitlin Morahan

ICR, Inc.

Farah.Soi@icrinc.com / Caitlin.Morahan@icrinc.com

203-682-8200

Five Below, Inc. Appoints Daniel Kaufman to Board of Directors

PHILADELPHIA, December 3, 2015- Five Below, Inc. (Nasdaq: FIVE), the leading retailer of extreme-value merchandise for teens, pre-teens and beyond, today announced that it has appointed Daniel Kaufman to its Board of Directors.

“Dan has over two decades of experience with high growth specialty retailers and we are excited to welcome him to our Board of Directors,” said Tom Vellios, Executive Chairman of Five Below. “With his deep understanding and expertise in growth retail, Dan will be a great addition to the Board and will be an important resource to the entire organization as we continue to execute on our substantial long-term growth plans.”

“Five Below is a leader in specialty value retail having successfully built such a unique concept that resonates so broadly across a wide range of ages as well as socio-economic groups. With the significant store potential that exists for Five Below there remains considerable opportunity for future growth,” said Daniel Kaufman. “I look forward to working together with the Board and management to contribute to the future direction and growth of this exciting company.”

Joel Anderson, CEO of Five Below added: “As Five Below continues to expand its store footprint and execute on the sizeable growth opportunity that lies ahead, it is important that our Board evolve and that we add complementary expertise and capabilities. We have done this with the appointment of Dan, and I am looking forward to working with him and benefitting from his decades of experience with high growth retailers.”

Mr. Kaufman comes to the Five Below Board with more than 20 years of experience at high growth specialty retailers in a rapidly changing business, competitive and regulatory environment. Currently, he serves as Senior Vice President, General Counsel and Corporate Secretary of GameStop, a Fortune 500 global, multichannel video game, consumer electronics and wireless services retailer. He held the same position at EB Games prior to its acquisition by GameStop. In addition to his executive responsibilities at GameStop, Mr. Kaufman currently represents the firm on the board of the Entertainment Merchants Association, a trade organization.

About Five Below:

Five Below is a rapidly growing specialty value retailer offering a broad range of trend-right, high-quality merchandise targeted at the teen and pre-teen customer. Five Below offers a dynamic, edited assortment of exciting products in a fun and differentiated store environment, all priced at $5 and below. Select brands and licensed merchandise fall into the Five Below special categories: Style, Room, Sports, Tech, Crafts, Party, Candy, and Now. Five Below is headquartered in Philadelphia, Pennsylvania. For more information, visit www.fivebelow.com.